Exhibit 99.1

Nanosphere Announces Fourth Quarter and Full Year 2015 Results,
2016 Guidance and Next Generation Verigene Progress
Corporate Highlights and Guidance:

•	Record fourth quarter and fiscal year revenues of $6.8 million and $21.1million, respectively

•	Revenue guidance for 2016 set at $28 million to $30 million

•	Next Generation Platform progress targeting third quarter 2016 regulatory submission

•	Debt milestones achieved for draw down of second tranche of debt of $5 million in February 2016

NORTHBROOK, IL - February 24, 2016 - Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today reported financial results for the fourth quarter and fiscal year ended December 31, 2015, and provided revenue guidance for 2016.

As the Company previously announced, Nanosphere achieved record revenues for the fourth quarter and full year of 2015. Revenues for the fourth quarter and full year 2015 were $6.8 million and $21.1 million, respectively, compared to $4.6 million and $14.3 million in the fourth quarter and full year 2014. This 47.5% year-over-year revenue growth was driven predominantly by U.S. based microbiology laboratories continued adoption of our expanding infectious disease menu.

"As we noted in our preliminary release, we are pleased to report continued growth of our infectious disease menu through our expanding customer base”, said Michael McGarrity, Nanosphere’s president and chief executive officer. “In addition, we believe the demonstrated accuracy of our test menu, the clinical and economic data generated by our customer base, and the compelling and proprietary benefits of our Flex panel design give us confidence in, and visibility to, our continued growth reflected in our 2016 guidance. In addition, we are preparing to begin clinical trials on our next generation Verigene Flex system and anticipate regulatory submission by the end of the third quarter of 2016, which we believe will position us well against current and future competition and sustain our growth."

For the fiscal year ending December 31, 2016, the Company currently expects to recognize between $28 million to $30 million in annual revenue.

Gross margins for the fourth quarter of 2015 were 48.2%, compared to 47.4% in the same period in 2014. Gross margins for full year 2015 were 41.4% as compared to 40.5% in 2014, remaining relatively flat due to an increase to our warranty and inventory reserve of $0.3 million and depreciation expense of $0.5 million related to evaluation equipment held at customer locations. Net of these specific reserves, gross margin, was 45.4%, for the year ended 2015, an increase of 490 basis points compared to 2014, due to improved material and operational efficiencies.

Research and development expenses in 2015 were $15.2 million, as compared to $21.7 million for 2014. This $6.5 million reduction in research and development expenses resulted primarily from the completion of clinical trials related to Enteric and RP Flex assays. Sales, general and administrative expenses decreased to $20.7 million in 2015, from $21.8 million in 2014, this improvement of $1.1 million was primarily due to a decrease in equity compensation expense related to the reduction in fair value in recent year grants.

Net loss for the fourth quarter of 2015 was $5.7 million compared with $9.5 million for the same period in 2014. Net loss in 2015 was $30.6 million, compared with $39.1 million in 2014.

Cash at December 31, 2015 was $19.1 million, with $4 million of this being restricted cash. Cash used in operations during the fourth quarter of 2015 was $5.0 million, compared to $8.6 million for the same period in 2014, an improvement of $3.6 million. Cash used in operations for the year ended December 31, 2015 was $25.6 million, compared to $34.9 million for the same period in 2014, an improvement of $9.3 million, which was due to a lower net operating loss.

On January 31, 2016, the company achieved both (i) trailing six month revenue of greater than $12,000,000 in a consecutive six month period, and (ii) greater than 100 cumulative new unit placements during a consecutive 12 month period after January 1, 2015, pursuant to which, on February 5, 2016, the Company was able to draw a second tranche under its term loan facility in the amount of $5 million. This advance also requires that the minimum account balance in the Company’s accounts that are subject to a control agreement in favor of the lenders to increase from $4 million to $5 million.

Conference Call & Webcast

Wednesday, February 24 @ 5pm Eastern Time
Domestic:            888-438-5453
International:            719-325-2144
Passcode:            8370643
Webcast:            http://www.nanosphere.us/investors

Replays - Available through March 9, 2016
Domestic:             877-870-5176
International:             858-384-5517
Passcode:             8370643

 About the Verigene® System
The Verigene System uses Nanosphere’s core proprietary gold nanoparticle chemistry to offer highly sensitive, highly specific molecular diagnostic results through low-cost multiplexing. The Verigene System rapidly and accurately detects infectious pathogens and drug resistance markers by targeting conserved genetic regions of a bacterium or virus. Currently, the multiplexed Verigene assays target infections of the blood, respiratory tract and gastrointestinal tract. The information gathered from Verigene test results enables clinicians to make informed patient treatment decisions more quickly, which may result in improved patient outcomes, reduced costs, optimized antibiotic therapy, and reduced spread of antibiotic resistance.
About Nanosphere, Inc.
Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene ® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at: http://www.nanosphere.us .
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:
Farzana Moinuddin
Interim Chief Financial Officer
Nanosphere, Inc.
847-400-9000
fmoinuddin@nanosphere.us

Michael Rice
Founding Partner
LifeSci Advisors
646-597-6979
mrice@lifesciadvisors.com

Nanosphere, Inc.
Statements of Operations and Comprehensive Loss
(dollars and shares in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Product sales	$6,848	$4,647	$21,072	$14,290
Total revenue	6,848	4,647	21,072	14,290
Costs and expenses:
Cost of sales	3,550	2,443	12,351	8,496
Research and development	3,598	6,962	15,174	21,667
Sales, general, and administrative	4,490	4,381	20,730	21,817
Restructuring costs	—	—	513	—
Total costs and expenses	11,638	13,786	48,768	51,980
Loss from operations	(4,790)	(9,139)	(27,696)	(37,690)
Other income (expense):
Interest expense	(877)	(314)	(2,899)	(1,386)
Other income	1	1	4	6
Total other expense	(876)	(313)	(2,895)	(1,380)
Net, and comprehensive loss	$(5,666)	$(9,452)	$(30,591)	$(39,070)

Deemed dividend on convertible preferred stock, due to beneficial conversion feature	$(5,314)	$—	$(12,250)	$—
Loss attributable to common shareholders	$(10,980)	$(9,452)	$(42,841)	$(39,070)

Net loss per common share - basic and diluted	$(1.28)	$(1.80)	$(6.02)	$(9.35)
Weighted average number of common shares outstanding - basic and diluted	8,582	5,265	7,120	4,179

Nanosphere, Inc.
Balance Sheets
(dollars in thousands)

	As of December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$15,107	$21,053
Restricted cash	4,000	—
Accounts receivable - net of allowance for doubtful accounts	4,266	4,292
Inventories	6,061	9,387
Other current assets	403	380
Total current assets	29,837	35,112
Property and Equipment - net of accumulated depreciation	8,895	5,072
Intangible Assets - net of accumulated amortization	1,823	2,080
Other Assets	75	75
Total Assets	$40,630	$42,339
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,769	$1,827
Accrued compensation	1,628	943
Other current liabilities	3,313	3,173
Debt – net	15,340	9,716
Total current liabilities	22,050	15,659
Total liabilities	22,050	15,659
Commitments and contingencies
Stockholders' Equity:
Convertible preferred stock, $0.01 par value; 10,000,000 shares authorized:
Series A: no shares issued and outstanding as of December 31, 2015, and 2014, respectively	—	—
Series B: no shares issued and outstanding as of December 31, 2015, and 2014, respectively	—	—
Series C: 8,431.8 shares issued and outstanding as of December 31, 2015, and no shares issued and outstanding as of December 31, 2014	4,003	—
Common stock, $0.01 par value; 150,000,000 shares authorized; 11,570,248 shares and 5,866,318 shares issued and outstanding as of December 31, 2015 and 2014, respectively	116	59
Additional paid-in capital	466,958	448,527
Accumulated deficit	(452,497)	(421,906)
Total stockholders’ equity	18,580	26,680
Total Liabilities and Stockholders' Equity	$40,630	$42,339